UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PACIFIC CONTINENTAL CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Pacific Continental Corporation scheduled for 10:00 a.m. on Monday, April 30, 2012, in the Vistas I Room, 12th Floor, Hilton Eugene and Conference Center, 66 East 6th Avenue, Eugene, Oregon.

At the meeting, you will be asked to approve the election of eight directors to the Pacific Continental Corporation Board of Directors for a term of one year. You will also be asked to consider an advisory non-binding resolution to approve the compensation of the Company’s executive officers, consider an amendment to the Amended and Restated 2006 Stock Option and Equity Compensation Plan, and ratify the appointment of our independent registered public accounting firm for the 2012 fiscal year.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return your Proxy in the envelope provided. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person.

Sincerely,

March 30, 2012	HAL BROWN
Chief Executive Officer

PACIFIC CONTINENTAL CORPORATION

111 West 7th Avenue Eugene, Oregon 97401 541-686-8685	P.O. Box 10727 Eugene, Oregon 97440-2727

Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Monday, April 30, 2012

PLACE	Vistas I Room, 12th Floor, Hilton Eugene and Conference Center, 66 East 6th Avenue, Eugene, Oregon

ITEMS OF BUSINESS	(1) To elect eight directors to serve on the Board until the 2013 Annual Meeting of Shareholders.

(2)     To consider an advisory (non-binding) resolution to approve executive compensation.

(3)     To approve an amendment to the Amended and Restated 2006 Stock Option and Equity Compensation Plan.

(4)     To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

(5)     To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on March 16, 2012.

VOTING BY PROXY

Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

By Order of the Board of Directors

HAL BROWN
Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about March 30, 2012.

i

ii

PROXY STATEMENT

For Annual Meeting of Shareholders

to be held on April 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012 Shareholder Meeting:

Copies of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2011, are available in the investor relations section at www.therightbank.com.

INTRODUCTION

This Proxy Statement and the accompanying Proxy are furnished to the shareholders of Pacific Continental Corporation (“Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Shareholders to be held on Monday, April 30, 2012, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting were first mailed to shareholders on or about March 30, 2012.

GENERAL INFORMATION

Purpose of the Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon:

•	The election of eight directors to serve until the 2013 Annual Meeting or until their successors have been elected and qualified.

•	An advisory (non-binding) resolution to approve the compensation of the Company’s executive officers.

•	An amendment to the Amended and Restated 2006 Stock Option and Equity Compensation Plan (“2006 Equity Plan”).

•	The ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Record Ownership

Shareholders of record as of the close of business on March 16, 2012, (“Record Date”) are entitled to one vote for each share of common stock then held. As of February 29, 2012, there were 18,428,084 shares of common stock issued and outstanding.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum.

Solicitation of Proxies

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on proposals being considered at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview or telephone by directors, officers and employees of the Company or its bank subsidiary, Pacific Continental Bank (“Bank”). It is not expected that compensation will be paid for the solicitation of proxies; however, in the event an outside proxy solicitation firm is engaged to render proxy solicitation services, the Company will pay a fee for such services.

Voting of Proxies

When a Proxy card is returned properly signed and dated, the shares represented by the Proxy will be voted in accordance with the instructions on the Proxy card. Where no instructions are indicated, proxies will be voted FOR the director nominees, FOR the approval of an advisory (non-binding) resolution to approve the compensation of the Company’s executive officers, FOR the amendment to the 2006 Equity Plan, and FOR the ratification of the appointment of the independent registered public accounting firm.

Shareholders who execute Proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later Proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a Proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a previously granted Proxy.

Voting of Proxies by Shareholders of Record and by Beneficial Owners

A portion of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (known as broker non-votes). Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm. If no instructions are given with respect to the election of directors, approval of the advisory (non-binding) resolution to approve executive compensation or amending the 2006 Equity Plan, your broker cannot vote your shares on these proposals.

Voting in Person at the Annual Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner. Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Voting on the Matter Presented

Election of Directors. The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from the directors as a group, or for each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the proposal because directors will be elected by a plurality of votes cast.

Advisory (Non-Binding) Vote to approve Executive Compensation. In accordance with the vote of the shareholders at the 2011 Annual Meeting, and concurrence of the Board, the Company is providing shareholders, on an annual basis, with an advisory (non-binding) vote to approve the compensation of our executive officers. The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution to approve the compensation of executive officers. You may vote FOR, AGAINST or ABSTAIN from approving this resolution. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Amendment to Equity Plan. The proposal to amend the 2006 Equity Plan requires the affirmative vote FOR of a majority of the shares present and entitled to vote at the Annual Meeting. You may vote FOR, AGAINST or ABSTAIN from approving the amendment to the 2006 Equity Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2012 will be adopted if a majority of the shares present in person or by proxy voting on this matter are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.therightbank.com, the SEC’s website at www.sec.gov, or by writing the Company’s Corporate Secretary at the Company’s main office.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the number of directors will be not less than six (6), with the number of directors to be established in accordance with the Company’s Bylaws. The Company’s Bylaws currently provide for a board of eight (8) to twelve (12) directors, with the specific number of directors to be established by board resolution. Director Cathi Hatch is not standing for re-election to the Company’s Board at the 2012 Annual Meeting. Accordingly, the Board of Directors reduced the size of the Board and established the number of directors at eight (8).

The Articles of Incorporation provide that directors are elected annually for one-year terms. The Governance/Nominating Committee has recommended to the Board, and the Board has nominated for election to the Board, the persons listed below to serve for one-year terms or until their successors are elected and qualified.

If any of the nominees should refuse or be unable to serve, your Proxy will be voted for such persons as are designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve. As of the date of this Proxy Statement, all directors of the Company also served as directors of the Bank.

Nominees for Director

Robert A. Ballin, 70, has been a director of the Company and Bank since 1999 and 1980, respectively, and served as Chair of the Board since 2000. Mr. Ballin has had a 48-year career in the insurance industry and is currently part-owner of Ward Insurance in Eugene. His special expertise is the providing of insurance and surety for the wood products industry throughout the western half of the United States. Mr. Ballin has also served on numerous community, philanthropic, and corporate boards in varying capacities. As a long Northwest businessman his experience in all economic cycles is particularly valuable. Mr. Ballin’s experience in the wood products industry provides insight and knowledge in an industry of significant importance to the Northwest, and his experience in surety underwriting helps provide board oversight of the Bank’s credit underwriting practices.

Hal M. Brown, 58, has served as the Chief Executive Officer of the Company and the Bank since 2002. He was elected a director of both the Company and the Bank in August 2002 following his July 2002 appointment as President and Chief Executive Officer of the Company and the Bank. In 2006 and 2007, respectively, Mr. Brown relinquished his position as President of the Bank and the Company to the current President, Roger Busse. Prior to 2002, Mr. Brown served as the Executive Vice President and Chief Operating Officer of the Company and the Bank from 1999, and prior to that served as the Senior Vice President and Chief Financial Officer of the Company and the Bank from 1996. He began his career with the Bank in 1985 as Cashier. Mr. Brown currently serves on the board of PacificSource Health Plans and formerly served on the boards of the United Way of Lane County and ShelterCare, an organization serving the housing needs of homeless families and adults with severe and persistent mental disabilities. The Board believes the CEO should be a director serving as the primary liaison between the Board and management and as the executive with overall responsibility for executing the strategic plan.

Michael E. Heijer, 52, has been a director of both the Company and Bank since 2005, following the acquisition of NWB Financial Corporation. Mr. Heijer was a founder of Northwest Business Bank and served on the boards of directors of NWB Financial Corporation and Northwest Business Bank until their acquisition by the Company in November 2005. He has more than 20 years experience in Pacific Northwest hotel and commercial real estate development and is the owner of GranCorp, Inc., a commercial real estate investment company with investments in the Pacific Northwest, which he formed in April 1986. Mr. Heijer is also a founder and part-owner of Teris LLC, formerly American Legal Copy, a litigation support services company serving the West Coast that was formed in 1996. He holds a bachelor’s degree in economics from the University of California at Berkeley. Mr. Heijer is a long-time Puget Sound resident and provides an important perspective with regard to the greater Seattle market, one of the Company’s three primary and newest markets. Mr. Heijer’s real estate and entrepreneurial business experiences in the Portland and Seattle markets are particularly beneficial to the Board.

Michael S. Holcomb, 68, has been a director of the Company and Bank since 1999 and 1997, respectively. Mr. Holcomb has been the Managing Partner of Berjac of Oregon, a Northwest Premium Financing Company for commercial insurance premiums since 1963. Prior to joining Berjac in 1971, Mr. Holcomb was a commissioned officer in the United States Air Force. Among other professional interests, Mr. Holcomb is involved in the Downtown Rotary and the Eugene Executive Association. Mr. Holcomb is a long-time Eugene resident, one of the Company’s three primary markets, and his knowledge of the greater Eugene market provides valuable insight within that market. Mr. Holcomb’s credit underwriting and general business knowledge are also of particular benefit to the Board.

Michael D. Holzgang, 54, has been a director of both the Company and Bank since 2002 and currently serves as the chair of the Governance/Nominating Committee. Mr. Holzgang has served as Senior Vice President of Colliers International, a global real estate services firm since 2000. Prior to joining Colliers International in 2001, Mr. Holzgang worked with Cushman and Wakefield of Oregon, a global real estate firm, for nearly 20 years. Among other volunteer board service, Mr. Holzgang is the past President of the Boys and Girls Clubs of Portland and former Chairman of the board of directors for Medical Teams International, an international disaster relief agency. Mr. Holzgang is a long-time Portland resident, one of the Bank’s three primary markets, and his knowledge of the Portland market provides a valuable perspective with regard to this market. Mr. Holzgang’s real estate and nonprofit experience in the Portland market is of particular benefit to the Board.

Donald L. Krahmer, Jr., 54, has been a director of both the Company and Bank since 2002, and currently serves as the chair of the Audit Committee. Mr. Krahmer serves as a shareholder of the law firm of Schwabe Williamson & Wyatt, PC, where he chairs the firm’s Technology and Business Practice. He has expertise in corporate law, mergers and acquisitions, corporate governance, and complex business issues. Prior to joining Schwabe as a shareholder in 2002, Mr. Krahmer was a partner at Black Helterline, LLP and held various management positions with Endeavour Capital, PacifiCorp Financial Services, PacifiCorp and U.S. Bancorp. In 2010, Mr. Krahmer joined the board of directors of Regence Blue Cross Blue Shield of Oregon. Mr. Krahmer serves as a member of the board of directors of the Portland Business Alliance and Greater Portland, Inc. and he serves as a technical advisor to the Oregon Innovation Council, which brings together leaders from private businesses, higher education and the public sector to drive innovation strategy. Mr. Krahmer serves on the board of trustees of Jesuit High School in Portland, Oregon and the board of directors of the Boy Scouts of America Cascade Pacific Council. Mr. Krahmer is a member of the American Bar Association’s Business Law Section and its Mergers and Acquisitions, Middle Market and Small Business, and Venture and Private Equity Finance committees. Mr. Krahmer is a long-time Pacific Northwest resident who has spent time in the bank’s three markets of Portland, Eugene and Seattle, and provides important perspective in all of these marketplaces. Mr. Krahmer’s extensive network of business and personal contacts within these markets provides valuable assistance in the Company’s business development efforts. Mr. Krahmer’s board, strategic and financial experience qualifies him with the expertise needed for his service to the Board as well as his position of Audit Committee chair. Additionally, his background as an advisor to many Pacific Northwest businesses, entrepreneurs, executives and corporate boards provides a unique perspective to the Board.

Donald G. Montgomery, 72, has been a director of the Company, Bank since 1999 and 1996, respectively, Vice Chair of the Board since 2000, and currently serves as the chair of the Compensation Committee. Mr. Montgomery is a private investor and formerly served as the Chief Operating Officer of Timber Products Company for 17 years, a privately owned wood products production and sales company, retiring in 2002. Prior to joining Timber Products, Mr. Montgomery worked for Kings Table International as Chief Operating Officer. Mr. Montgomery is a long-time Eugene resident and provides an important perspective with regard to the greater Eugene market, one of the Bank’s three primary markets. Mr. Montgomery’s experience as a public company executive brings strong operational and financial expertise to the Board and contributes greatly in developing the Company’s investor relations strategy. His many years of compensation policy and human resource management experience provide the Board with a good overall perspective of compensation, social and governance issues.

John H. Rickman, 70, has been a director of both the Company and Bank since 2003 and currently serves as the chair of the Company’s Asset and Liability Committee. Mr. Rickman worked for U.S. Bank for 38 years, serving as head of the bank’s Oregon commercial lending group, and until his retirement in 2001, was the State President of U.S. Bank, Oregon. Mr. Rickman has been involved with numerous civic and professional organizations including the executive committee of the Portland Chamber, United Way campaign cabinet committee, member of the SOLV-Founders Circle, and Goodwill industries of Columbia-Willamette. He previously served on the board of the Oregon Business Council, the Association for Portland Progress, co-chair of the Oregon Mentoring Initiative, and the Portland Oregon Sports Authority. He is a past chairman of the Oregon Bankers Association. Mr. Rickman is a long-time Portland resident and provides an important perspective with regard to the greater Portland market, one of the Bank’s three primary markets. Mr. Rickman’s large-bank experience in asset and liability management, credit underwriting, loan portfolio and personnel management is of particular benefit to the Board, and his marketing and business development experience is a valuable resource to Company personnel.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

CORPORATE GOVERNANCE

The Board of Directors is committed to good business practices, transparency in financial reporting, and high standards of corporate governance. The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of applicable securities laws and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Board and Company Leadership Structure

The Board of Directors is committed to maintaining an independent Board, and for many years, a majority of our Board has been comprised of independent directors. It has further been the Company’s practice to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, at this time the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance/Nominating Committee is responsible for the oversight and nomination process for director nominees. The Committee has not adopted formal “director qualification standards” for Committee-recommended nominees. However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on the Company’s Board to help the Company successfully meet its strategic plans. Because each director of the Company must be re-elected annually, the Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Information Regarding the Board of Directors and Its Committees—Certain Committees of the Board of Directors—Corporate Governance/Nominating Committee.”

The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that the Company believes qualifies each director to serve on the Board. The Governance/Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience and the total mix of all directors’ experience and skills are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

The Company maintains a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You may access the current charters and policies, including the Code of Ethics for Senior Financial Officers, Articles of Incorporation, Bylaws, and Audit, Compensation and Corporate Governance/Nominating Committee charters by visiting the Company’s website and clicking on the Governance Documents link within the Investor Relations section at www.therightbank.com.

Director Independence

With the assistance of legal counsel to the Company, the Corporate Governance/Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Corporate Governance/Nominating Committee analyzed the independence of each director and nominee and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” as defined by the NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Committee considered many factors, including any lending arrangements with the directors, each of which (i) were made in the ordinary course of business, (ii) were substantially made on the same terms, including interest rates and collateral as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”

Based on these standards, the Board determined that all of the following non-employee directors are independent:

Robert A. Ballin	Donald L. Krahmer, Jr.
Cathi Hatch	Donald G. Montgomery
Michael E. Heijer	Michael S. Holcomb
Michael D. Holzgang	John H. Rickman

Hal Brown, who serves as the Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of Mr. Montgomery (Chair), Ms. Hatch and Messrs. Holcomb, Holzgang and Rickman. During 2011, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Compensation Committee.

Shareholder Communication with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by email and can be most conveniently done by visiting the Company’s website (www.therightbank.com) and clicking on the Shareholder Communications link within the Investor Relations section. By further clicking on Shareholder Communications, an email dialog box will be made available for shareholder comments. The email is sent to the Board Chair with a copy sent to the Company’s Chief Executive Officer.

For shareholders who do not have access to the Company’s website, communications with the Board may also be made by writing to the Chair of the Board, c/o the Corporate Secretary, Pacific Continental Corporation, P.O. Box 10727, Eugene, Oregon 97440-2727. A copy of such written communication will also be made available to the Company’s Chief Executive Officer.

If the Chairman and the Chief Executive Officer determine the communication, whether received by email or postal mail, is relevant to the Company’s operations and policies, such communication will be presented to the appropriate Committee or entire Board for review and consideration.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and certain Committees of the Company for the year ended December 31, 2011.

Board of Directors

The Company held eleven (11) Board meetings in 2011. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he or she served. During 2011, the Board of Directors met three (3) times in executive session, without management present. The Company does not require, but expects, the directors to attend the Annual Meeting of Shareholders. At the 2011 Annual Meeting, all serving directors of the Company were in attendance.

Board Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management of the Company. Some aspects of risk oversight are fulfilled at the full Board level. For example, quarterly the Board receives a comprehensive Enterprise Risk Management Report. Additionally the Board, or a committee of the Board, receives specific periodic reports from executive management on credit risk, liquidity risk, interest rate risk, capital risk, operational risk and economic risk. The Audit Committee oversees financial, accounting and internal control risk management. The head of the Company’s internal audit function and the independent registered public accounting firm report directly to the Audit Committee. The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs.

Certain Committees of the Board of Directors

The Company and Bank Boards have jointly established, among others, an Audit Committee, Compensation Committee, and a Corporate Governance/Nominating Committee. Each committee operates under a formal written charter approved by the respective Committee and adopted by the Board of Directors. Copies of these respective charters are posted on the Company’s website.

The following table shows the membership of the various committees during 2011.

Committee Membership

Name	Audit	Compensation	Corporate Governance/ Nominating
Robert A. Ballin	☐	☐	☑
Cathi Hatch (1)	☑	☑	☐
Michael E. Heijer	☑	☐	☑
Michael S. Holcomb	☑	☑	☐
Michael D. Holzgang	☐	☑	☑ *
Donald L. Krahmer, Jr.	☑ *	☐	☑
Donald G. Montgomery	☐	☑ *	☑
John H. Rickman	☐	☑	☑

Total Meetings in 2011	[14]	[9]	[3]

*	Committee Chair
(1)	Ms. Hatch will not stand for re-election at the 2012 Annual Meeting.

Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting, (ii) the establishment of procedures for the receipt, retention and treatment of accounting controls, (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board, (iv) the procedures with respect to the records and business practices of the Company and the Bank, (v) the adequacy and implementation of the internal auditing, accounting and financial controls, (vi) the independent auditor’s qualifications and independence, and (vii) compliance with the Company’s legal and regulatory requirements.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls, however, management is responsible for developing and implementing the internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards and then issuing a report thereon. The Committee’s responsibility is to monitor and oversee this process.

Compensation Committee. The Compensation Committee reviews and approves the Company’s retirement and benefit plans, determines the salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and establishes compensation for directors. The Committee may engage outside consultants to assist the members in making peer comparisons and determining industry “best practices.” Currently the Company has not provided for defined pension benefits or deferred compensation. The Committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the Committee.

The Committee reviews the performance and establishes the compensation of the Chief Executive Officer and President/Chief Operating Officer, following discussions with those individuals and members of the Board of Directors. For other executive officers the Committee reviews recommendations from the Chief Executive Officer, President/Chief Operating Officer and the Human Resources Director. The Committee considers recommendations from the Chief Executive Officer, President/Chief Operating Officer and the Human Resources Director and approves, in total, the compensation levels for all other bank officers, and establishes the annual overall salary budget for the Bank. The Chair of the Committee reports to the full Board the actions of the Committee.

The Compensation Committee is also responsible for establishing the compensation for members of the Board of Directors. The Committee has established board retainer fees and committee meeting fees as well as retainer fees for certain committee chairs. In addition to cash compensation, the Committee considers equity grant awards for directors.

Additional information regarding executive and director compensation is discussed in sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” and “Director Compensation.”

Corporate Governance/Nominating Committee. The Committee reviews and considers various corporate governance standards as suggested by evolving best practices, the needs of the Company and its shareholders, or required by SEC, NASDAQ and other regulatory agencies and makes recommendations to the full Board as it deems appropriate. The Committee is responsible for reviewing the Company code of ethics and committee charters, defining board member expectations and independence, reviewing and approving related party transactions, and overseeing board and committee self-evaluations. In addition, the Committee recommends to the full Board a slate of director nominees for election at the Company’s annual meeting of shareholders.

The Corporate Governance/Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time.

In deciding whether to recommend incumbent directors for re-nomination, the Committee evaluates the Company’s evolving needs and assesses the effectiveness and contributions of its existing directors. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted specific minimum qualifications for committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the committee and the Board value a diversity of backgrounds, professional experience and skills among directors. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, independence and special skills. The Corporate Governance/Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company’s market areas.

COMMITTEE REPORTS

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls.

During the fiscal year ended December 31, 2011, the Audit Committee was comprised of four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Board of Directors has determined that Mr. Krahmer is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent accountants provided to the Committee the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent accountants that firm’s independence.

Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee determined to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC (“2011 Annual 10-K Report”).

The Director of Internal Audit reports directly to the Audit Committee of the Board of Directors. During 2011, the Director of the Internal Audit worked under the direction of the Audit Committee to assist in managing all aspects of the auditing function including management of the internal audit department and coordination of all outsourced external auditors and consultants retained by the Audit Committee. The Audit Committee is directly responsible for setting the compensation of the Director of Internal Audit, review and approval of a budget for the internal audit department, review and approval of an annual audit plan for the Bank and the Company, and review and approval of all audits completed by the internal audit department, outside auditors and contractors.

During 2011, the Audit Committee and management continued to refine previous years’ work on a comprehensive Enterprise Risk Management (ERM) evaluative process. The ERM process evaluates and measures the historical and projected risk trends of quantitative ratios in five Key Risk Component categories: Asset Quality, Liquidity, Capital Adequacy, Interest Rate Risk and Earnings Risk. The categories are risk-weighted and measured against acceptable risk tolerance guidelines established by management and reviewed by the Committee to determine the level and severity of emerging risks. The Committee is committed to continuing to refine this forward looking tool in its ongoing responsibility of risk oversight.

Audit Committee

Donald L. Krahmer, Jr. (Chair)

Cathi Hatch

Michael E. Heijer

Michael S. Holcomb

Compensation Committee Report

During the fiscal year ended December 31, 2011, the Compensation Committee was comprised of five directors, each of whom satisfies the independence criteria under the NASDAQ listing standards and applicable rules of the SEC and IRS.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of SEC Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2011 Annual 10-K Report.

Compensation Committee

Donald G. Montgomery (Chair)

Cathi Hatch

Michael S. Holcomb

Michael D. Holzgang

John H. Rickman

Corporate Governance/Nominating Committee Report

The following is a report of the Corporate Governance/Nominating Committee of the Board of Directors which is responsible for the Company’s review and consideration of corporate governance standards, related person transactions and for selecting the annual slate of director nominees.

The Corporate Governance/Nominating Committee is currently comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards.

The Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics Board members should possess as well as the composition of the Board as a whole. This review includes an assessment of the absence or presence of material relationships with the Company which might impact independence, as well as consideration of diversity, skills, experience, time available and the number of other boards the member serves in the context of the needs of the Board and the Company and such other criteria as the Committee shall determine to be relevant at the time. The Corporate Governance/Nominating Committee recommends nominees and number of directorships to the Board in accordance with the foregoing and the policies and principles in its charter.

The Committee recommends to the Board the number of director nominees required for the forthcoming year. When considering director nominations the Corporate Governance/Nominating Committee will give equal consideration to director candidates nominated by shareholders and the Committee’s own candidates provided that the shareholder recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” Candidates will be interviewed by the Committee (any expenses are the responsibility of the candidate) to evaluate the candidate’s competencies, business acumen, community visibility, Company share ownership and such other criteria as the Committee shall determine to be relevant at the time. Current directors standing for re-election are not required to participate in an interview process.

The Board determined not to fill the vacancy caused by Ms. Hatch not standing for re-election to the Board at the 2012 Annual Meeting. Accordingly, the Committee recommended to the full Board for nomination the remaining eight directors for re-election at the 2012 Annual Meeting.

The Committee annually reviews emerging governance issues and considers governance “best practices” within financial institutions and other public companies with the advice of counsel. During 2011 and early 2012, the Committee researched a number of emerging governance issues including revisions to the Company’s 2006 Equity Plan, stock ownership and retention guidelines. In January 2012, the Committee formally approved the described actions.

Corporate Governance/Nominating Committee

Michael D. Holzgang (Chair)

Robert A. Ballin

Michael E. Heijer

Donald L. Krahmer, Jr.

Donald G. Montgomery

John H. Rickman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page shows, as of December 31, 2011, the amount of common stock beneficially owned by (a) the executive officers named in the Summary Compensation Table (“named executive officers”), (b) each director, (c) all of the Company’s directors and executive officers as a group, and (d) all persons who are beneficial owners of 5 percent or more of the Company’s common stock. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. The Company has adopted a policy prohibiting employees or directors from engaging in transactions that hedge the economic risks of ownership of the Company’s common stock, including trading in publicly traded options, puts, calls or other derivative instruments related to Company stock. In addition, the Company has adopted stock ownership and retention guidelines that require directors and executive officers to retain a certain ownership level of Company stock. A complete description of these ownership and retention guidelines is set forth in the “Compensation Discussion and Analysis—Executive Stock Ownership and Retention Guidelines.” Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than 1 percent of all outstanding shares, the percentage is not reflected in the table.

Security Ownership of Certain Beneficial Owners and Management

Name	Position with Company	Number of Shares (1)(2)		Percentage of Shares
Executive Officers and Directors
Hal M. Brown	Director, Chief Executive Officer	296,551	(3)	1.602%
Roger Busse	President/Chief Operating Officer	58,602		*
Michael Reynolds	Executive Vice President, Chief Financial Officer	38,244	(4)	*
Mitchell J. Hagstrom	Executive Vice President, Chief Banking Officer, Market President, Greater Eugene Market	62,661	(5)	*

Casey Hogan	Executive Vice President, Chief Credit Officer	44,048		*
Robert A. Ballin	Chair of the Board	406,813	(6)	2.207%
Cathi Hatch	Director	4,142		*
Michael E. Heijer	Director	62,553	(7)	*
Michael S. Holcomb	Director	172,206	(8)	*
Michael D. Holzgang	Director	12,390		*
Donald L. Krahmer, Jr.	Director	7,992		*
Donald G. Montgomery	Vice Chair of the Board	51,176		*
John H. Rickman	Director	33,574		*
Directors and executive officers as a group (13 persons)		1,250,952	(9)	6.705%

*	Represents less than 1% of the Company’s outstanding common stock
(1)

Share amounts include options to acquire shares that are exercisable within 60 days as follows: Brown 80,986; Busse 53,408; Reynolds 22,179; Hogan 21,904; Hagstrom 23,607; Ballin 1,729; Hatch 1,729; Heijer 7,240; Holcomb 1,729; Holzgang 1,729; Krahmer 1,729; Montgomery 1,729; Rickman 1,729.

(2)

Share amounts include shares of Company common stock owned “jointly with spouse” as follows: Reynolds 7,899; Busse 5,194; Hagstrom 38,670; Hogan, 22,144; Ballin 153,352; Heijer 43,979; Holcomb 138,409; Holzgang 10,661 and Rickman 31,845.

(3)	Includes 104,945 shares held by spouse; 5,077 shares held as custodian with adult child.
(4)	Includes 247 shares held by spouse and 180 held by minor child.
(5)	Includes 384 shares held as custodian for children.
(6)	Includes 1,425 shares held in trust for grandchildren.
(7)

Includes 3,171 shares held as custodian for children and 5,288 shares held by GranCorp Holdings, LLC and 2,875 shares held by GranCorp Inc. of which Mr. Heijer and his spouse are the owners and principals.

(8)	Includes 143,148 shares pledged as collateral for a loan; 6,144 shares held jointly with child; and 1,364 shares held by spouse.
(9)	Includes 221,427 shares subject to options that could be exercised within 60 days.

5% Shareholders

Columbia Wanger Asset Management, L.P (1)
227 West Monroe Street, Suite 3000
Chicago, IL 60606	1,562,815	8.48%
BlackRock Fund Advisors (2)
40 East 52nd Street
New York, NY 10022	1,070,412	5.81%
Wellington Management Company (3)
75 State Street
Boston, MA 02109	1,094,942	5.94%

Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or direct the voting of the shares, or (ii) investment power, which includes the power to dispose of or direct the disposition of the shares.

(1)	Based on an amended Schedule 13G filed under the Exchange Act on February 10, 2012.
(2)	Based on an amended Schedule 13G filed under the Exchange Act on February 13, 2012. The securities are beneficially owned by Blackrock, Inc. and certain of its affiliates.
(3)	Based on an amended Schedule 13G filed under the Exchange Act on February 14, 2012.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the current executive officers who are not director nominees or directors of the Company, including their employment history.

Name	Age	Position with Bank and Employment History	Tenure as an Officer of the Bank

Roger Busse	56	President and Chief Operating Officer of the Company since 2007 and of the Bank since 2006 (1)	2003

Mitchell J. Hagstrom	55	Executive Vice President, Chief Banking Officer since 2012, and concurrently Market President, Greater Eugene Market since 2008, and Executive Vice President and Director of Lane County Operations since 2004 (2)	1988

Casey Hogan	53	Executive Vice President, Chief Credit Officer since 2006 (3)	1995

Michael Reynolds	60	Executive Vice President, Chief Financial Officer of Company and Bank since 2004 (4)	1998

(1)

Mr. Busse was promoted to President of the Company in April 2007; he has served as President and Chief Operating Officer of the Bank since 2006. Mr. Busse previously worked for U.S. Bank for 25 years serving in a variety of credit administration and commercial lending positions.

(2)

In 2012, Mr. Hagstrom was named Executive Vice President, Chief Banking Officer, responsible for market activities in all three regions of the bank. He is concurrently serving as Market President, Great Eugene Market, a role he has had since 2008. Prior to his appointment in 2004 to Executive Vice President and Director of Lane County Operations, Mr. Hagstrom was responsible for deposit and loan growth throughout the Lane county market, serving in a market leadership role since he joined the Bank in 1988.

(3)

Prior to his appointment in 2006, Mr. Hogan served in various capacities with the Bank including commercial lending and credit administration. He joined the Bank in 1995 after serving as a lender for Idaho First National Bank for 18 years.

(4)

Mr. Reynolds joined the Company and Bank in 1998 and has served as the Chief Financial Officer since that time. Prior to joining the Company and Bank, Mr. Reynolds spent 17 years in the corporate finance divisions of First Interstate Bank and U.S. Bank.

COMPENSATION DISCUSSION AND ANALYSIS

Pacific Continental’s executive compensation programs are designed to support shareholder and Company objectives by providing competitive base salaries along with short-term and long-term rewards focused on balancing risk and performance. The Company’s Board of Directors has established a Compensation Committee (“Committee”) which is responsible for establishing and administering the Company’s executive and director compensation programs. The Committee consists only of independent non-employee directors and operates under a formal written charter approved by the Committee and adopted by the Board of Directors.

Recent Changes to Executive Compensation Programs and Policies

During 2011 and early 2012, the Compensation Committee made changes to the Company’s overall executive compensation program to further align program goals with longer view approaches to corporate growth and the monitoring of risk. These changes are noted as follows and are reflected in the compensation tables elsewhere in this proxy statement.

•

Stock Ownership Guidelines. The Company’s stock ownership guidelines were revised to provide that the Chief Executive Officer should hold stock with a value of six times average base salary rather than three times.

•

“Double-Trigger” Change in Control Agreements. Executive change-in-control agreements were amended so that benefits in all cases are “double trigger,” meaning paid only upon a qualifying termination and a change in control.

•

Elimination of “Walk-Away” and “Inclusion of Double-Trigger” provisions in Chief Executive Officer and Chief Operating Officer Employment Agreements. Employment Agreements for the CEO and President/COO positions were amended to eliminate the “walk-away” provision that, in the prior employment agreements, allowed for a severance payment to Mr. Brown or Mr. Busse upon termination of employment within one year after a change in control for any reason other than for involuntary termination for cause. The amended employment agreements also now require a “double-trigger” event (i.e., a change in control and a qualifying termination of employment) for change in control benefits to be paid.

These changes were made in order to enhance the Company’s compensation practices while mitigating potential shareholder and regulatory concerns regarding employee incentives for short-term actions with the potential to increase the Company’s risk profile.

Key Compensation Policies

Policy for the Recovery of Incentive Compensation. In January 2011, we adopted a policy for the recovery of incentive compensation under certain circumstances. Under this policy, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Executive Stock Ownership and Retention Guidelines. In order to enhance the link between the interests of executive officers and shareholders, in January 2011 the Compensation Committee implemented stock ownership guidelines pursuant to which executives are expected to establish and maintain a significant level of direct ownership of Pacific Continental stock. As noted above, the guidelines were amended in January 2012 to increase the level of required ownership for the Chief Executive Officer. Our guidelines now require that the Chief Executive Officer hold shares with a value of six times his average annual base salary over the prior three years before he can sell any net shares acquired from equity awards. Mr. Brown’s ownership at December 31, 2011 was 5.7 times his three-year average base salary. The other executive officers must hold shares with a value of one times their base salary before they can sell any net shares acquired from equity awards. The Compensation Committee set the levels at six times and one times base salary, respectively, to balance our objective for significant executive stock ownership with a concern that more stringent requirements could create succession planning and retention risks. Once these share ownership guidelines are attained, the executive must retain 75 percent of net shares acquired from equity awards for a period of two years. All named executive officers other than Messrs. Hagstrom and Hogan are still working toward acquiring the applicable target level of stock.

Executive Compensation Philosophy and Objectives

The Committee strives to design compensation programs that attract and retain the best available talent while efficiently utilizing available resources and appropriately managing risk. The Committee seeks to compensate employees with a pay and benefits package that is competitive in the marketplace, appropriately reflects varying levels of responsibility within the Company, and is aligned with the interests of shareholders and sound risk management principles. The process for establishing executive compensation consists of targeting overall compensation and then allocating that compensation between base salary and short- and long-term incentive compensation (provided through annual cash incentive opportunity and long-term equity incentive compensation, respectively) thus driving behavior toward objectives that are aligned with shareholder interests.

Link between Pay and Performance

The Committee believes there should be a strong link between executive pay and Company performance. Although a competitive compensation package must be provided in order to retain top talent, incentive compensation should mirror changes in the Company’s financial performance. As is described in detail below, our executive compensation program has three core components: a competitive base salary, an annual cash incentive opportunity, and a long-term equity incentive opportunity. The Committee has established financial performance and risk identification thresholds for determining incentive compensation pay levels. As the Company’s performance changes so does the executive’s compensation. In 2011, total compensation for the Chief Executive Officer increased more than performance in order to bring his total compensation closer to peer median. The significant majority of the increase in 2011 total compensation for the Chief Executive Officer was in the form of equity compensation, which further serves to align compensation with shareholder interests.

Compensation Risk Oversight and Management

The Compensation Committee has risk oversight responsibility for the Company’s compensation programs. In establishing incentive compensation arrangements for its executive officers, the Committee has made reasonable efforts to ensure that such arrangements do not encourage executive officers or other employees to take unnecessary and excessive risks that could threaten the value of the Company, either in the short- or long-term. The Committee assessed all Company compensation practices and policies for risk and concluded that none of them create risks that are reasonably likely to result in a material adverse effect on the Company. Key factors in reaching this conclusion were (i) the shift in 2011 toward greater base salary and equity awards, and lower annual cash incentive opportunities, for executive officers, (ii) the implementation in 2011 of the “clawback” policy described above, (iii) the significant weighting of risk management goals in the annual cash incentive program, (iv) the implementation in 2011 of stock ownership guidelines and long-term hold requirements for shares acquired through equity incentive awards, and in early 2012 the doubling of the Chief Executive Officer’s level of required stock ownership, and (v) providing that all executive change in control benefits are “double-trigger,” requiring both a termination of employment and a change in control. The Committee performed the compensation risk assessment by directing management, with the assistance of Pearl Meyer & Partners, to identify and report back to the Committee on the risk elements in each compensation program, making a threshold determination whether risks arising from any program create a reasonable likelihood of material adverse effect on the Company, and then implementing additional risk mitigation to compensation programs where appropriate.

Targeted Overall Compensation

The Compensation Committee undertakes an annual comprehensive evaluation of total compensation based on the principle that a meaningful portion of the executive’s pay should be in the form of incentive compensation that is tied to the short- and long-term best interests of the Company and its shareholders.

To assist the Committee in establishing targeted aggregate levels of compensation, the Committee engaged Amalfi Consulting LLC (“Amalfi”) to complete a total compensation review for key executive positions of the Company in 2010. Total compensation is comprised of salary, annual incentive or bonus, long-term incentives (stock options, restricted stock, and other equity-based awards), all other compensation, and retirement benefits. In reviewing the information from Amalfi’s report, the Committee observed a wide range of compensation arrangements and pay range information. The Committee concluded that although some of our executive officer positions were at or below midpoint, any adjustments would be made gradually over time.

During 2011, The Chairman of the Compensation Committee attended, along with the Executive Vice President, Human Resources Director, a bank executive and board compensation conference. Information on executive compensation trends and benchmarking compensation totals by region and asset size were discussed by various compensation consulting firms, most notably McLagan, an Aon Hewitt Company and Pearl Meyer & Partners. Based on the information provided at the conference and conveyed to the Committee, it was concluded that our executive compensation has been adequate, though slightly lagging on a comparative basis. The Committee concluded that the Company’s total compensation philosophy appropriately rewards management performance in line with the regional and national information provided thus meeting objectives to attract and retain quality executive management. It was the decision of the Compensation Committee to eliminate the use of bench marking as a component for determining 2011 compensation and to engage outside consulting services in 2012 to provide a more in-depth and peer specific comparison to use in making compensation decisions in the near future.

Total Compensation, Allocation among Components. Under the Committee’s compensation structure, the mix of base salary, annual cash incentive opportunity, and long-term equity incentive compensation varies depending upon the employment level, the degree to which the position can influence short- and long-term performance and the degree to which the executive has authority to expose the Company to incremental risk. In allocating compensation among these components, the Committee believes that a relatively greater proportion of the total compensation opportunity of its Chief Executive Officer and President/Chief Operating Officer, the levels of management having the greatest ability to influence the Company’s performance, should be performance-based and variable (which for equity compensation includes appreciation or depreciation in the market price of the Company’s common stock). However, the Committee recognizes that certain critical control positions, such as the Chief Financial Officer and the Chief Credit Officer, should receive a relatively greater portion of their total compensation opportunity in the form of base salary versus incentive compensation to avoid creating incentives that could potentially undermine the exercise of sound judgment in these critical control functions. At other levels of management and staff, the Committee and management establish incentive compensation that includes both cash and equity awards that recognize the achievement of specific individual and departmental/regional performance goals in areas under the control of the employee. Company-wide performance, however, represents a portion of all officer incentive programs.

While reviewing the component allocations the Committee considered the percentage of compensation at risk and to what degree the incentive compensation programs might encourage executives to take undue risk, with a view toward ensuring they do not. With this in mind, the decision was made in 2010 to reduce annual cash incentive opportunities and increase base salaries and the long-term equity incentive compensation opportunity. The Committee believes that by realigning the mix among components, our executive compensation program is now further aligned with the Committee’s overall compensation philosophy as described above and competitive with other companies in the same industry.

For 2011, the cash incentive and equity opportunities as a percent of base salary were as shown in the table below.

	Base Salary	Cash Bonus Opportunity Percent of Base Salary	Amount in $	Equity Opportunity Percent of Base Salary	Amount in $	Total Compensation Opportunity
Hal M. Brown,
Chief Executive Officer	$365,347	25%	$91,337	40%	$146,139	$602,823
Roger Busse,
President /Chief Operating Officer	$324,373	20%	$64,875	40%	$129,749	$518,997
Michael Reynolds,
EVP & Chief Financial Officer	$210,375	10%	$21,038	15%	$31,556	$262,969
Mitchell J. Hagstrom,
EVP & Chief Banking Officer,
Market President, Greater Eugene	$217,300	25%	$54,325	25%	$54,325	$325,950
Casey Hogan,
EVP & Chief Credit Officer	$210,375	10%	$21,038	15%	$31,556	$262,969

Base Salaries. The Committee provides its executive management a level of assured cash compensation in the form of base salary that the Committee has concluded is competitive in the market, is based upon the experience level of the executive, is consistent with other companies with similar performance and complexity characteristics, and that promotes sound judgment in daily decision making. 2011 base salaries shown in the table above were increased in the range of 2 percent to 3 percent over 2010 levels for Messrs. Brown, Busse and Hagstrom. Messrs. Reynolds and Hogan received a 10% base pay increase to align closer to peer median CFO and CCO base compensation as represented by the compensation data provided by Amalfi in 2010 Incentive Cash Bonuses. The Committee’s practice is to provide annual cash incentive opportunities with payouts tied in whole or in part to achievement of pre-established Company-wide performance objectives. While the Committee believes it is appropriate for payouts to exceed target for exceptional performance, the incentive bonus plan is structured to impose a hard cap on potential payouts in order to ensure that payouts never exceed reasonable levels. For 2011, payouts could range from 0 percent to 119 percent of target. For 2011 the performance goals for the Company were based upon four components: (i) achievement of budgeted earnings per share performance, weighted at 30 percent, (ii) a comparison of financial performance to national and regional peers, using return on assets, weighted at 20 percent, (iii) achievement of appropriate goal levels in five major risk management categories reflecting the overall safety and soundness of Pacific Continental Bank, weighted at 35 percent, and (iv) a subjective assessment of key factors that the Committee believes contribute to long-term increases in shareholder value, weighted at 15 percent.

Consistent with the Committee’s approach described above for allocating overall targeted compensation among the four components, the Committee established the 2011 target cash incentive opportunity levels for the Chief Executive Officer at 25 percent of annual base salary and the Chief Operating Officer at 20 percent of annual base salary. Target 2011 cash incentive opportunities for the other Named Executive Officers were 10 percent of base salary for Mr. Reynolds and Mr. Hogan and 25 percent for Mr. Hagstrom. 100 percent of the cash incentive opportunity for the Chief Executive Officer and President/Chief Operating Officer was based on performance against the Company-wide metrics outlined above and described below. For Mr. Reynolds and Mr. Hogan 50 percent of the cash incentive opportunity, and 20 percent of the opportunity for Mr. Hagstrom was based on performance against the Company-wide objectives with the remainder based on performance against goals specific to their areas of responsibility. For Mr. Reynolds, these goals focused on net interest margin, budget management and analysis, managing liquidity and capital, and performing a variety of other responsibilities related to finance and personnel management. For Mr. Hogan, goals were focused on reducing non-performing assets, losses and classified assets as well as audit results. For Mr. Hagstrom, goals included a 40 percent opportunity related to the Eugene market’s performance including deposit and loan growth, expense management and loan/operational quality with the remaining 60 percent opportunity related to Seattle and Portland market supervision, as well as responsibility for oversight of business banking and new product development.

Company-wide Performance Objectives and Results

Budgeted Financial Performance. The target for 100 percent achievement of this objective was budgeted earnings per share of $0.53, with maximum and threshold payout opportunities of 140 percent and 40 percent of target, respectively, for earnings per share performance between $0.85 and $0.21.

Return on Assets Compared to Peer Group. The return on assets component measured comparative performance on trailing four-quarter return on average assets for the period ended September 30, 2011, relative to two peer groups: (i) the FDIC’s Uniform Bank Performance Report (“UBPR”) for the national peer group of all commercial insured banks with assets between $1 and $3 billion, and (ii) all Washington and Oregon banks with assets between $500 million and $2 billion. Overall performance for this component was determined by the percentile performance against each of the two peer groups. We needed to perform in the range of 85-89th percentile for a 100 percent payout for this component, with a maximum payout of 120 percent for the 100th percentile and threshold performance at the 40th percentile for any payout (at 35 percent of target).

Risk Management. The Committee believes strongly that performance must be evaluated in the context of the Company’s risk profile to assess the quality of the Company’s earnings. There are many factors that contribute to the evaluation of Company risk. In light of legal restrictions on public disclosure of bank regulatory risk ratings, the Committee designed a methodology for assessing the risk profile of Pacific Continental Bank to replace the bank regulatory ratings-based cash incentive component used in 2009. The Committee approved an evaluation matrix which is comprehensive and auditable. Within the matrix are five major risk units: (i) asset quality, (ii) audit findings, (iii) liquidity risk, (iv) risk to capital, and (v) risk to earnings, weighted at 25 percent, 20 percent, 20 percent, 20 percent and 15 percent of this performance component, respectively. Within each of these five major risk units are three to seven quantitative measurements with individual threshold, low, high and maximum ranges of performance with corresponding weighting and achievement percentages ranging from 35 percent to 110 percent. A minimum weighted achievement of 35 percent was required for each of the five major risk units to contribute to the overall score. The major risk units exceeding that threshold were then multiplied by the applicable risk unit weighting, and these totals were summed to determine the overall score for this component. A threshold score of 50 percent was required for any payout for the risk management component, with a maximum payout at 100 percent.

Drivers of Long-Term Shareholder Value. For this component, the Committee selected and subjectively evaluated attributes that the Committee believes contribute to long-term increases in shareholder value. Among these attributes are client satisfaction, new business development, strategic planning and execution, and expense control. Performance for this component was measured through a Board member survey using a 10-point scale, with a target composite score of 8.0 for 100 percent payout, and maximum and threshold payouts of 120 percent and 50 percent for composite scores of 10.0 and 5.0, respectively.

Achievement and Overall Payouts

Company-Wide Performance Objectives. Actual performance against the 2011 Company-wide performance objectives is shown in the table below:

Component	Weighting (as % of Total Incentive Opportunity)	Company Performance	Component Achievement Level		Weighted Achievement Level (as % of Total Incentive Opportunity)
Earnings Per Share	30%	$0.29	64.38%		19.31%
Relative ROA	20%	40% national; 59% regional	35.0 50	% %	8.50%
Risk Management	35%	62.18%	62.18%		21.76%
Shareholder Value	15%	8.27 score	100.0%		15.00%

Total	100%	—	—		64.57%

Overall payout for Company-wide objectives was 64.57 percent of target. This compares to a 65.84 percent payout for 2010 objectives. As noted above, the payouts for Messrs. Brown and Busse were based entirely on performance against these Company-wide objectives, resulting in 2011 cash incentive payouts in the amounts of $58,980 and $41,892, respectively.

As noted above, the payout for other named executive officers was based on both Company-wide performance and the achievement of region/department objectives. Messrs. Reynolds, Hagstrom, and Hogan achieved 101 percent, 100 percent and 100 percent of their region/department objectives, respectively, which together with performance against Company-wide objectives resulted in 2011 cash incentive payouts of $17,416, $46,456 and $17,290 respectively.

Equity Compensation. The Committee believes that equity compensation awards to executives and all other employees should be based upon the economic value of the award at the time of grant and should be considered a part of total direct compensation. The Committee views annual awards of equity compensation as being appropriate to provide a continuous incentive to all levels of employees aligned with shareholder interests. Although the Committee views annual equity awards as a best practice, all grants of equity compensation are subject to approval by the full Board of Directors. The Committee grants equity based on the performance of the individual and the Company.

Beginning in 2011, equity awards to all employees were in the form of restricted stock units, in keeping with more recent trends in equity compensation. Restricted Stock Units (“RSUs”) vest in 25 percent increments on each of the first four anniversaries of the grant date.

Consistent with the Committee’s total compensation approach, the Committee established target equity compensation levels for the Chief Executive Officer, President/Chief Operating Officer, other executive management, and all other employees based upon the economic value of the equity award at the time of the grant as a percentage of base salary. Actual equity grants are awarded as a percentage of the targeted equity compensation based on several factors, not specifically weighted, including the employee’s attainment of previous year’s individual objectives, consideration of increased employee responsibilities, and a subjective assessment of the employee’s future potential in helping the Company meet its long-term goals.

The Committee’s practice is to annually award equity compensation during the first half of each year outside of the periods when the Company restricts insiders from engaging in Company stock transactions. These awards are generally made in April or May. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Based on the results achieved during 2010 and to incent strong future performance, the Committee awarded restricted stock units to the named executive officers in April 2011. For Messrs. Brown and Busse the Committee approved a grant of 83 percent of equity opportunity, or 33.2 percent of base pay, with an economic grant date value of $117,754 and $105,571, respectively. Messrs. Reynolds, Hagstrom, and Hogan, the other named executive officers, had equity opportunities equal to 15 percent, 25 percent and 15 percent of their respective base salaries, and were granted restricted stock units with a grant date economic value of $24,384, $47,696, and $24,384 or 85 percent, 90 percent and 85 percent of their respective equity opportunities

Executive Employment, Severance and Change of Control Agreements

The Committee believes that employment, severance and change of control agreements are appropriate for its senior management and top executives. The Company has entered into employment agreements with the Chief Executive Officer and the President/Chief Operating Officer that provide for severance payments in the event employment is terminated without cause or for good reason (as defined) and provides for cash payment in the event of a qualifying termination of employment in connection with a change in control (as defined). The Company has also entered into change in control agreements with certain other executive management and key employees. The agreements provide for cash payments in the event of a qualifying termination of employment in connection with a change in control.

With respect to the change in control provisions in the employment agreements and the change in control agreements, the Committee believes that executive management and certain other key employees have contributed significantly to the success of the Company and should be given some degree of economic security in the event of a change in control that occurs around the time of a qualifying termination of employment. Further, it is the Committee’s belief that the interests of shareholders will be best served if the interests of executive management and other key officers are aligned. Providing change in control benefits eliminates, or at least reduces, any potential reluctance of executive management to pursue potential change in control transactions that may be in the best interests of the shareholders. In addition, the Committee believes it is important that in the event of a change in control, the acquirer or surviving entity continues to have the benefit of our executives’ services. Therefore, for those employees with a change in control agreement, salary continuation is incorporated into the agreement. The salary continuation provision allows the acquiring entity to retain key employees to assist during the transition and guarantees the executive or officer with a base salary and bonus during this transition. If the acquiring entity chooses not to retain the employees, then the acquiring entity is required to pay in a lump sum, an amount equal to the salary plus targeted bonus for the remainder of the salary continuation period. The Committee believes the salary continuation portion of the agreement serves the best interests of shareholders since in a change in control transaction shareholders may receive stock in the acquiring entity. By allowing the acquiring entity the option to continue the employment of key executives and officers through the salary continuation agreement, the new entity has better prospects for future growth and earnings which serves the interests of shareholders.

401(k)/Profit Sharing Plan

The Bank has a 401(k)/Profit Sharing Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 18 years of age, and have one year of service with the Bank (prior to plan entry dates of January 1st and July 1st) to be eligible for the 401(k) Plan (“Effective Date”) matching contribution. Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the discretion of the Board, the Bank may also elect to pay a discretionary matching contribution. The 401(k) Plan provides that Bank matching contributions made are 100 percent vested immediately upon the participant’s Effective Date. The Bank acts as the Plan Administrator of the 401(k) Plan. The Bank’s 401(k) Plan Administrative Committee in consultation with the plan trustees determines general investment options. The 401(k) Plan participants make specific investment decisions.

The Compensation Committee uses the annual return on average assets to determine the dollar amount of the employee match. For example, an annual return on average assets (“ROA”) of 0.75 percent would result in the Company contributing $0.75 for every $1.00 up to 6 percent of the employee’s eligible compensation. ROA performance for 2011 was 0.44 percent and resulted in a match of $0.44 contribution for every $1.00 contributed up to 6 percent of the employee’s eligible base compensation. The Bank made contributions of $253,396 to the 401(k) Plan for 2011.

Perquisites and Other Benefits

The Committee annually reviews executive management’s perquisites. The primary perquisites for a few members of executive management are the payment of initiation fees and monthly dues for social and athletic clubs. The Committee encourages select executive management to belong to a social or athletic club so there is an appropriate entertainment forum available for existing and prospective clients. In addition to select club fees and dues, the Chief Executive Officer was provided with a Company-owned vehicle. The Committee believes these perquisites are reasonable and a necessary element of a competitive compensation package relative to our peers.

Executive management also participates in the Company’s other benefit plans on the same terms as all other employees. These plans include employer 401(k) contributions, medical and dental insurance, life insurance, and charitable gift matching. Relocation benefits may also be reimbursed, but are individually negotiated as they occur.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued during the last three fiscal years to the Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers in 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Hal M. Brown, Chief Executive Officer	2011	$363,574	$117,754	$0	$58,980	$6,540	$546,848
	2010	345,372	0	71,688	46,708	6,366	470,134
	2009	297,250	0	76,560	56,006	45	429,861

Michael Reynolds, EVP, Chief Financial Officer	2011	207,187	24,384	0	17,416	5,549	254,536
	2010	186,660	0	24,557	13,726	4,861	229,804
	2009	163,175	0	24,075	26,859	45	214,154

Roger Busse, President and Chief Operating Officer	2011	323,313	105,571	0	41,892	6,516	477,292
	2010	309,644	0	64,272	41,876	6,366	422,158
	2009	266,500	0	68,640	50,213	45	385,398

Mitchell J. Hagstrom, EVP, Chief Banking Officer, Market President, Greater Eugene Market	2011	216,417	47,696	0	46,456	5,793	316,362
	2010	210,000		28,988	48,425	5,514	292,927

Casey Hogan, EVP and Chief Credit Officer	2011	$207,187	24,384	0	17,290	4,874	$253,735

(1)

Reflects the grant date market value based on the price of the Company’s common stock at the close of business on the date the units were granted ($9.40). A discussion of the assumptions used in expensing the award values may be found in Note 14 of our 2011 audited financial statements of our Form 10-K.

(2)

No options were granted to the Named Executives during 2011. The amounts reported for 2009 and 2010 reflect a change in SEC rules which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years. A discussion of the assumptions used in expensing the award values may be found in Note [14] to our 2011 audited financial statements of our Form 10-K.

(3)

Due to a calculation error, several employees were awarded an inaccurate matching amount for their 2010 401(k) match. Funds were recovered from those who were overmatched, resulting in the noted reductions in the All Other Compensation column for Messrs. Brown, Reynolds and Busse.

Equity Compensation

The Company and shareholders previously approved a 1999 employee stock option plan (“Former Equity Plan”), which provided for the grant of options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options to employees. In 2006, the Board adopted and the shareholders approved the current 2006 Stock Option and Equity Compensation Plan for the benefit of employees and non-employee directors that provides for the grant of up to 500,000 shares of the Company’s common stock. In 2007, a 10 percent stock dividend increased the shares available to grant by 50,000 shares. In 2009, the 2006 Equity Plan was amended, pursuant to a vote of the shareholders, to increase the number of shares available under the 2006 Equity Plan by 500,000 shares. In addition to incentive and non-qualified stock options, the 2006 Equity Plan also provides for the grant of restricted stock awards, stock appreciation rights (“SARs”) and restricted stock units. The 2006 Equity Plan has a term of ten years and is administered by the Company’s Compensation Committee. The Former Equity Plan has been frozen (however, outstanding options previously granted still exist), and all grants of awards to employees are currently made under the 2006 Equity Plan. All awards granted are made at the fair market price, based on the closing price of the Company’s common stock on the date of grant. Information regarding awards outstanding under the 1999 and 2006 Equity Plans can be found in Note [14] to the Company’s financial statements, included in the accompanying Annual Report. At the 2012 Annual Meeting, shareholders are being asked to approve increasing the number of shares available for grant under the 2006 Equity Plan by 500,000 shares. At December 31, 2011, 119,571 shares remained available for grant (See Proposal No. 3).

The Company’s 2006 Equity Plan was previously amended to (i) prohibit the Company from repurchasing stock options without shareholder approval, and (ii) add a retirement feature to allow holders of vested stock options and SARs who satisfy the criteria for “retirement,” an extended period to exercise their awards. The plan was also recently amended to make certain technical enhancements.

Equity Grants. In April 2011, employees were awarded, in the aggregate, restricted stock units to acquire 126,635 shares of Company common stock. In May 2011, 557 restricted stock units were granted to an individual for recruiting purposes. The restricted stock units expire in ten years from the date of grant and vest in 25 percent increments on each of the first four anniversaries of the grant date, becoming fully vested in April 2015. Information regarding awards granted in 2011 can be found in Note [14] to the Company’s financial statements, included in the accompanying Annual Report.

Plan Based Awards Granted to the Named Executive Officers. The following table sets forth certain information concerning plan-based awards granted to the named executive officers in 2011.

Grants of Plan-Based Awards

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock Awards $
			Threshold ($)	Target ($)	Maximum ($)
Hal M. Brown	(1)	1/15/11	$40,188	$91,337	$108,691
	(2)	4/19/11				12,527	$117,754
Michael Reynolds	(1)	1/15/11	$8,836	$21,038	$23,563
	(2)	4/19/11				2,594	$24,384
Roger Busse	(1)	1/15/11	$28,545	$64,875	$77,201
	(2)	4/19/11				11,231	$105,571
Mitchell J. Hagstrom	(1)	1/15/11	$22,817	$54,325	$60,844
	(2)	4/19/11				5,074	$47,696
Casey Hogan	(1)	1/15/11	$8,836	$21,038	$23,563
	(2)	4/19/11				2,594	$24,384

(1)

Represents threshold, target and maximum payout levels under the Company’s executive incentive bonus plan for 2011 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the components of the executive incentive bonus plan is included in the CD&A.

(2)

Each restricted stock unit represents a contingent right to receive one share of Company common stock The amount reflects the grant date market value based on the price of the Company’s common stock at the close of business on the date the units were granted ($9.40). A discussion of the assumptions used in expensing the award values may be found in Note 14 of our 2011 audited financial statements of our Form 10-K. The rights were granted under the terms of the 2006 Equity Plan. Restricted stock units vest in four equal annual installments beginning April 19, 2012. Vested shares will be delivered as soon as is practicable upon vesting, no later than two and a half months after the end of the first taxable year in which the units are no longer subject to a substantial risk of forfeiture.

Option Exercises and Stock Vested

No options were exercised and no stock vested during the fiscal year 2011 for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding awards at fiscal year-end 2011.

	Option Award					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Hal M. Brown	18,333	(1)	0	$7.09	9/18/2012
	12,243	(2)	0	16.34	9/19/2016
	16,279	(3)	0	18.39	2/13/2017
	13,594	(4)	4,531	14.44	2/20/2018
	12,688	(5)	12,688	12.07	4/21/2019	12,527	(7)	$110,864
	3,319	(6)	9,956	11.30	4/20/2020

Michael Reynolds	5,313	(2)	0	16.34	9/19/2016
	4,709	(3)	0	18.39	2/13/2017
	5,273	(4)	1,757	14.44	2/20/2018
	3,989	(5)	3,989	12.07	4/21/2019
	1,136	(6)	3,410	11.30	4/20/2020	2,594	(7)	$22,957

Roger Busse	9,790	(2)	0	16.34	9/19/2016
	13,017	(3)	0	18.39	2/13/2017
	12,187	(4)	4,062	14.44	2/20/2018
	11,375	(5)	11,375	12.07	4/21/2019
	2,975	(6)	8,926	11.30	4/20/2020	11,231	(7)	$99,394

Mitchell J. Hagstrom	5,335	(2)	0	16.34	9/19/2016
	5,672	(3)	0	18.39	2/13/2017
	5,477	(4)	1,825	14.44	2/20/2018
	3,955	(5)	3,995	12.07	4/21/2019
	1,342	(6)	4,026	11.30	4/20/2020	5,074	(7)	$44,905

Casey Hogan	5,269	(2)	0	16.34	9/19/2016
	4,667	(3)	0	18.39	2/13/2017
	5,137	(4)	1,712	14.44	2/20/2018
	4,019	(5)	4,019	12.07	4/21/2019
	1,098	(6)	3,296	11.30	4/20/2020	2,594	(7)	$22,957

*	Adjusted to reflect all stock splits and stock dividends.
(1)	Granted under the terms of the 1999 Employee Stock Option Plan and are fully vested.
(2)	Granted under the terms of the 2006 Equity Plan and are fully vested.
(3)	Granted under the terms of the 2006 Equity Plan and are fully vested
(4)	Granted under the terms of the 2006 Equity Plan. The options vest 25% on each of the four anniversaries of the grant date and became fully vested on 2/20/2012.
(5)	Granted under the terms of the 2006 Equity Plan. The options vest 25% on each of the four anniversaries of the grant date becoming fully vested on 04/21/2013.

(6)	Granted under the terms of the 2006 Equity Plan. The options vest 25% on each of the four anniversaries of the grant date becoming fully vested on 4/20/2014.
(7)

Granted under the terms of the 2006 Equity Plan. The RSUs are awarded 25% on each of the four anniversaries of the grant date becoming fully vested on 4/20/2015. The market value is calculated based on 12/31/2011 closing price of $8.85/share.

Post Employment and Termination Benefits

Below are summaries of certain agreements between the named executive officers and the Company or the Bank. These summaries are qualified in their entirety by reference to the individual agreements, which are filed with the SEC.

Hal M. Brown Employment Agreement. During 2002, the Bank and Company entered into an Employment Agreement (“Agreement”) with Hal Brown, who was elected to the Board of Directors and appointed President and Chief Executive Officer for both the Company and the Bank in 2002. In 2006 and 2007, respectively, Mr. Brown relinquished his role of President of the Bank and the Company. Mr. Brown remains Chief Executive Officer of both the Company and the Bank. In January 2012, the Board amended the Agreement, which now provides for a term expiring April 30, 2014. The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term. In the event Mr. Brown terminates his employment before the term ends for “good reason” or his employment is terminated by the Company or the Bank “without cause,” Mr. Brown will be entitled to receive compensation (including any potential bonus) and benefits in the amounts that he would have received had he been employed, including any employer 401(k) payments made by the Company, for a period of 12 months from the date of termination, and all unvested equity awards will become immediately vested upon termination. In addition, the Agreement provides for severance payments in the event employment is terminated (i) voluntarily (for good reason) or involuntarily (without cause) within one year after a change in control (as defined), or (ii) involuntarily (without cause) or voluntarily (for good reason) within one year prior to a change in control. In either event, Mr. Brown will be eligible to receive a lump sum payment equal to a multiple of two and one-half times his “potential annual compensation,” less the amount of any Termination Payments (as defined), the continuation of certain benefits, including portions of medical and dental premiums for a period of the later of one year or upon closing of a change in control, and the immediate vesting of all unvested equity awards upon closing of the change in control or termination. In the event of voluntary termination without good reason, death, or disability that results in his inability to perform his duties, Mr. Brown will receive all compensation and benefits earned and expenses reimbursable through the date of his termination. Payments made under Mr. Brown’s agreement are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreement also precludes Mr. Brown from directly or indirectly soliciting any employee or client of the Bank or the Company that would result in the employee terminating his or her employment or the client terminating his or her relationship with the Bank or the Company for a period of two years after termination of employment.

Roger Busse Employment Agreement. During 2006 the Bank and Company entered into an Employment Agreement (“Agreement”) with Roger Busse, who was appointed President and Chief Operating Officer of the Bank in 2006 and of the Company in April 2007. In January 2012, the Board amended the Agreement, entered into a replacement agreement with Mr. Busse and extended the original expiration date to April 30, 2014. The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term.

The terms of Mr. Busse’s Agreement are substantially identical to those of Mr. Brown’s employment agreement except for job duties and change in control benefit. The Agreement provides severance benefits and change in control severance benefits on the same terms and calculated in the same manner as Mr. Brown’s, except that in the event of a termination related to a change in control, Mr. Busse will be eligible to receive a lump sum payment equal to a multiple of two times his “potential annual compensation.”

The table below shows the maximum amounts that could be paid to Messrs. Brown and Busse, the Chief Executive Officer and President/Chief Operating Officer, respectively, under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2011, and (ii) assumes the triggering event was December 31, 2011.

	Chief Executive Officer		President/Chief Operating Officer
	Termination (without cause)	Termination Due to a Change in Control	Termination (without cause)	Termination Due to a Change in Control
Base salary	$365,347	$913,368	$324,373	$648,746
Targeted bonus	91,337	228,343	64,875	129,750
Health care and other benefits	12,422	12,422	19,278	19,278
401(k) employer contribution (1)	6,468	6,468	6,468	6,468
Fair market values of accelerated equity vesting (2)	110,864	110,864	99,394	99,394
Perquisites	0	0	0	0
Total	$586,438	$1,271,465	$514,388	$903,636

(1)

For the purposes of this table the 2011 401(k) employer match of $0.44 per $1.00 contributed by the employee up to 6 percent of base compensation up to the IRS limit of $245,000 was used. The 401(k) employer match is determined annually by the Company’s Compensation Committee and in the event of a termination would most likely be different from that shown in the example above.

(2)

For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the value of the Company’s December 31, 2011, closing stock price of $8.85 multiplied by the number of unvested restricted stock units. All unvested options have exercise prices greater than $8.85 so would not have provided any value if accelerated at December 31, 2011. In the event of a change of control, the per share settlement stock price could be substantially higher than that used in this table.

Executive Change in Control Agreements. In January 2012, the Company and the Bank entered into amended and restated change in control agreements with the named executive officers other than Messrs. Brown and Busse. Under these agreements, the executives are entitled to receive a Change in Control Payment (as defined) in the event they are terminated without cause or terminate for good reason (each as defined) in connection with a change in control. The agreements are “double-trigger,” meaning both a qualifying termination and a change in control must occur to receive a payment. If the qualifying termination occurs before the change in control, the payment is one-half times annual base salary plus bonus opportunity. If it occurs after, the payment is two-times such compensation. Payments made under the respective agreements are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreements also preclude the executives from directly or indirectly soliciting any employee or client of the Bank or the Company to terminate his or her or the client’s relationship with the Bank or the Company for a period of time equal to the period represented by their change in control payments, if any.

The table below shows the maximum amounts that could be paid to the executives Reynolds, Hagstrom and Hogan under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2011, and (ii) assumes the triggering event was December 31, 2011.

	Termination Related to Qualifying Change in Control
	Salary	Bonus	Total
Michael Reynolds	$420,750	$42,075	$462,825
Mitchell J. Hagstrom	434,600	108,650	543,250
Casey Hogan	420,750	42,075	462,825

DIRECTOR COMPENSATION

Director compensation is evaluated and recommended by the Company’s Compensation Committee and approved by the Board of Directors. The Company does not pay directors who are also employees of the Company or the Bank for their service as directors.

Within the financial services industry, director cash compensation is generally comprised of an annual retainer and board and committee attendance fees. It is customary that the board chair receive greater compensation. Recent trends also suggest that directors serving on certain committees receive additional compensation. The Committee considered all of these factors in determining director compensation methodology for 2011. Each non-employee director of the Company received a cash retainer of $2,100 per month, a restricted stock grant valued at $6,994, and fees for each meeting attended. Directors may miss two scheduled board meetings per year without compensation penalty. Committee chairs receive an additional quarterly retainer of $2,500 and non-employee members of the Executive Committee who are not otherwise a committee or board chair each receive an additional quarterly retainer of $1,500. The board chair receives an additional quarterly retainer of $3,000. In addition to the annual retainer, attendance at committee meetings or special board meetings entitles non-employee directors to additional compensation in the amount of $200 for attendance at in-person/or video conference meetings and $100 for meetings held by telephone. An additional $500 fee is paid for any meeting exceeding four hours.

The Company has established a Director Stock Election Plan that provides directors the opportunity of investing director and committee fees in Company common stock in lieu of receiving cash. The plan operates as individual 10b5-1 stock trading plans that require among things, that the directors enter into the plan at a time when they are not aware of any material non-public information; the plan clearly sets out the allocation provisions of how the fees are to be invested; and the director has no discretion over the purchases.

Historically the non-employee Company directors have received equity compensation. The Committee believes a portion of director compensation should be in the form of equity compensation because it aligns the interests of the Board of Directors to those of the shareholders. Under the 2006 Equity Plan, directors may receive non-qualified stock options, restricted stock, restricted stock units, and stock appreciation rights.

The Committee determined that annual awards of equity compensation were appropriate to provide a form of continuous performance incentive. Although the Committee feels annual equity awards are a best practice, all grants are subject to approval by the full Board of Directors. For 2011, the Committee determined that restricted stock was the best form of equity compensation.

During April 2011, 744 shares of restricted stock, valued at $9.40 per share or $6,994, were granted to each non-executive director for an aggregate total of 5,952 shares valued at $55,949. The restricted shares vested immediately. The fair market value of the restricted stock grant was based on the price of the Company’s common stock at the close of business on April 19, 2011.

At fiscal year end, the non-employee directors had outstanding stock option awards, vested and unvested, to purchase shares of the Company as follows: Mr. Ballin 3,458 shares; Ms. Hatch 3,458 shares Mr. Heijer 14,480 shares; Mr. Holcomb 3,458 shares; Mr. Holzgang 3,458; shares; Mr. Krahmer 3,458 shares; Mr. Montgomery 3,458 shares; and Mr. Rickman 3,458 shares; for an aggregate total of 38,686 shares.

In January 2011, the Compensation Committee adopted stock ownership and retention guidelines for non-employee directors, requiring them to retain 100 percent of net shares acquired from equity awards (after satisfying taxes and exercise prices) until they hold shares with a value of at least two times the cash annual board retainer, and thereafter to retain at least 75 percent of net shares acquired from equity awards for at least two years.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors. Mr. Brown is not included in the table as he is an employee of the Company, and thus, receives no compensation for his services as a director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	Total ($)

Robert A. Ballin	$45,650	$6,994	$52,644

Cathi Hatch	33,750	6,994	40,744

Michael E. Heijer	34,750	6,994	41,744

Michael S. Holcomb	33,500	6,994	40,494

Michael D. Holzgang	41,700	6,994	48,694

Donald L. Krahmer, Jr.	39,500	6,994	46,494

Donald G. Montgomery	44,000	6,994	50,994

John H. Rickman	47,150	6,994	54,144

(1)	Amount shown for Mr. Ballin represents (i) annual retainer fee of $25,200, (ii) retainer fees of $12,000 for service as board chair, and (iii) per meeting committee attendance fees of $8,450.

Amount shown for Ms. Hatch represents (i) annual retainer fee of $25,200, and (ii) per meeting committee attendance fees of $8,550.

Amount shown for Mr. Heijer represents (i) annual retainer fee of $25,200, and (ii) per meeting committee attendance fees of $9,550.

Amount shown for Mr. Holcomb represents (i) annual retainer fee of $25,200, and (ii) per meeting committee attendance fees of $8,300.

Amount shown for Mr. Holzgang represents (i) annual retainer fee of $25,200, (ii) retainer fees of $8,000 for service as Governance/Nominating committee chair, and (iii) per meeting committee attendance fees of $8,500.

Amount shown for Mr. Krahmer represents (i) annual retainer fee of $25,200, (ii) retainer fees of $10,000 for service as Audit committee chair, and (iii) per meeting committee attendance fees of $4,300.

Amount shown for Mr. Montgomery represents (i) annual retainer fee of $25,200, (ii) retainer fees of $10,000 for service as Compensation committee chair, and (iii) per meeting committee attendance fees of $8,800.

Amount shown for Mr. Rickman represents (i) annual retainer fee of $25,200, (ii) retainer fees of $10,000 for service as Asset/liability committee chair, and (iii) per meeting committee attendance fees of $11,950.

(2)

Represents the grant date fair value of restricted stock awards granted to each director in 2011, based on the price of the Company’s common stock at the close of business on April 19, 2011, ($9.40), the date on which the restricted stock award was granted.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, shareholders voted on an advisory (non-binding) vote on frequency of a shareholder vote on executive compensation. As recommended by the Board of Directors, the shareholders approved that an advisory (non-binding) vote on executive compensation should occur on an annual basis, as subsequently approved by the Board of Directors. In accordance with the vote of the shareholders and the Board of Directors, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. The Company’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation decisions.

Vote Required and Board Recommendation

To approve the advisory (non-binding) vote in favor of the compensation of executive officers requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends a vote FOR approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

PROPOSAL NO. 3

AMENDMENT TO THE AMENDED AND RESTATED

2006 EQUITY COMPENSATION PLAN

General

The Company has historically maintained an equity incentive plan for the benefit of employees and directors of the Company. The purpose of the plans has been to attract and retain the best people available in order to enhance the performance of the Company. The Board believes that a form of non-cash compensation, the value of which is related to the long-term performance of the Company, is consistent with the interests of the Company’s shareholders.

The 2006 Equity Plan authorizes up to 1,050,000 shares of common stock to be issued in the form of restricted stock awards, stock appreciation rights, restricted stock units and stock options. At December 31, 2011, approximately 119,571 of the 1,050,000 shares of Company common stock provided for in the 2006 Equity Plan remained available for grant. In order to continue to attract, retain and reward high performers in the Company, it is proposed that an additional 500,000 shares be added to the 2006 Equity Plan. In addition, the Board has approved certain other non-material amendments to the 2006 Equity Plan such as adding certain clarifying definitions and provisions which do not require shareholder approval.

The 2006 Equity Plan is administered by the Compensation Committee. If approved, the amendment will allow equity grants settled in stock to be granted in any combination up to 619,571 shares of common stock, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company.

On January 17, 2012, the Board of Directors approved an amendment to the current 2006 Equity Plan, subject to shareholder approval at the 2012 Annual Meeting, which the Board of Directors unanimously recommends. The purpose of the amendment is to increase the number of shares available for future grant under the 2006 Equity Plan by an additional 500,000 shares. The material features of the 2006 Equity Plan are summarized below.

Material Terms of the 2006 Equity Plan

General. The 2006 Equity Plan provides for the issuance of options that qualify as “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units. Under the 2006 Equity Plan, an “award” means the grant of a stock option, restricted share, stock appreciation right or restricted stock unit. Directors, officers, and employees of the Company and its affiliates may be granted awards, though only employees may receive stock options classified as “incentive stock options.”

Administration of 2006 Equity Plan. The 2006 Equity Plan is administered by a committee of at least three Directors (the “Committee”), each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee is authorized, subject to the terms of the 2006 Equity Plan, to determine when and to whom to make grants under the 2006 Equity Plan, the type of award, and the number of shares to be covered by the grants, the fair market value of shares, the terms of the grants, which includes the exercise price of the shares of common stock covered by options, any applicable vesting provisions, and conditions under which awards may be terminated, expired, cancelled, renewed or replaced, and to construe and interpret the terms of the 2006 Equity Plan and awards. Subject to applicable law, the Committee may delegate administrative functions to officers or other designated employees of the Company or its affiliates.

Repricing or Repurchase of Stock Options. The 2006 Equity Plan does not allow for the exercise price of outstanding options to be changed or “underwater” stock options to be repurchased, except (i) with the approval of shareholders, or (ii) as may be required under the terms of the 2006 Equity Plan in connection with a change in the capital structure of the Company, such as a stock split or stock dividend, subdivision or consolidation, or other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Transferability. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or the laws of descent or distribution if specifically permitted by the plan.

Certain Corporate Transactions. Subject to any required action by the shareholders, the number of shares of common stock subject to awards, the number of shares of common stock available for grants under additional awards, the exercise price for shares of common stock specified in each outstanding option, and the value of common stock used to determine amounts required to be paid under restricted stock units and stock appreciation rights shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the common stock) or any other increase or decrease in the number of such shares of common stock effected without receipt of consideration by the Company. In the event of a merger or other reorganization whereby the Company is not the surviving entity, all awards shall immediately vest as of the date of the closing of such transaction, unless the Committee elects to vest the awards as of an earlier date. Notwithstanding the immediately preceding sentence, if the surviving, successor or acquiring corporation in the transaction (or its parent) agrees to replace awards with rights to its shares that confer substantially the same benefits as those represented by the awards, as determined by the Committee, then the awards shall not vest but shall be so replaced. The Committee shall notify each grantee in writing of any action to vest or replace awards hereunder not less than sixty (60) days prior to the expected closing date of the transaction that prompts such action.

Retirement. Holders of stock options and stock appreciation rights who satisfy criteria for “retirement” (generally, voluntary termination after age 55 and at least 10 years of continuous service) have five years to exercise their awards (unless the term of the award expires sooner).

Term of the 2006 Equity Plan; Amendments or Termination. The 2006 Equity Plan has an unlimited duration; provided, however, that the Board of Directors has the authority to terminate the Plan at any time and incentive stock options may not be granted more than 10 years after the earlier of the date the plan (or an amendment increasing shares available under the plan) is adopted or approved by the shareholders. The Plan may be amended by the Board of Directors without shareholder approval, except that no such amendment may (i) increase the number of shares that may be issued pursuant to the Plan, or (ii) modify the Plan in a manner that would require shareholder approval under any applicable laws or regulations. All granted but unexercised options under the existing Plan will remain outstanding for their respective terms.

Awards Granted Under 2006 Equity Plan

Options. Options granted under the 2006 Equity Plan provide participants with the right to purchase shares at a predetermined exercise price. The Committee may grant incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”); provided that ISO treatment is not available for options that become first exercisable in any calendar year for shares that have a value exceeding $100,000 (based upon the fair market value of the shares on the option grant date).

All options granted under the 2006 Equity Plan provide that the option exercise price is equal to the fair market value of the shares subject to the option at the time of grant and expire at such time as determined by the Committee; provided, however, that incentive stock options will expire no later than 10 years from the date of grant. The option exercise price is payable in cash or other consideration, including Company common stock. In the event of a Shareholder-Employee (defined as an employee owning 10 percent or more of the outstanding shares of the Company), the ISO exercise price will be at least 110 percent of the fair market value of the common stock on the date of grant and will expire five years from the date of grant.

Restricted Stock Award. Restricted Stock Award means a share of common stock issued to an employee or director under the 2006 Equity Plan that is subject to restrictions and conditions. The Restricted Stock Award will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the 2006 Equity Plan. Certificates representing the award may be held in escrow. Shares of common stock that are part of an award will vest upon satisfying such conditions as the Committee may determine. A holder of a Restricted Stock Award (both vested and unvested) will have the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the award.

Restricted Stock Unit. A Restricted Stock Unit means the right to receive a payment in cash or common stock in an amount equal to the fair market value of the common stock on the date of exercise of the right to receive payments under the Restricted Stock Unit. A Restricted Stock Unit will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the 2006 Equity Plan. Restricted Stock Units will vest upon satisfying such conditions as the Committee may determine. A holder of a Restricted Stock Unit will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued.

Stock Appreciation Right. A Stock Appreciation Right means the right to receive payment in cash or common stock in an amount equal to the excess of the fair market value of the common stock on the date of exercise of the right to receive payments under the Stock Appreciation Right and the fair market value of the common stock at the time of grant. The Stock Appreciation Right will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the 2006 Equity Plan. Stock Appreciation Rights will vest upon satisfying such conditions as the Committee may determine. A holder of a Stock Appreciation Right will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued.

Tax Consequences

Income Tax Withholding. As a condition for the issuance of shares pursuant to awards, the 2006 Equity Plan requires satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares.

Incentive Stock Options. Holders of incentive stock options incur no federal income tax (other than potential alternative minimum tax) on the grant or exercise of such options. When stock received upon exercise of an incentive stock option is sold at a gain, the holder incurs tax at capital gain rates, provided the stock is treated in its hands as a capital asset. The Company will generally not be entitled to a deduction for any amount relating to stock issued under an incentive stock option. The exercise price of incentive stock options may be no less than the fair market value of the common stock of the Company at the time of grant.

Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the fair market value of stock (measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option shall be treated as a nonqualified stock option to the extent of the excess.

Nonqualified Stock Options. The holder of a non-qualified stock option recognizes income subject to federal income tax on the date of exercise of such option. The holder is taxed on the excess of (i) the fair market value of the stock (measured on the date of exercise) acquired upon exercise of the option over (ii) the option exercise price. The income is taxable at ordinary income rates and the Company is entitled to a deduction for the amount included by the holder in income. The exercise price of nonqualified options granted under the Plan may be no less than the fair market value of the common stock of Pacific Continental Bank at the time of grant.

Restricted Stock Awards. A grantee of Restricted Stock will generally not be subject to federal income tax with respect to the stock at the time of grant if the stock is subject to a substantial risk of forfeiture. Instead, the grantee is subject to federal income tax with respect to such stock in the taxable year in which the stock is transferable or is no longer subject to such substantial risk of forfeiture, whichever is applicable. The amount that the grantee must include in gross income with respect to the restricted stock is the excess of the fair market value of the stock at the time it is transferable or no longer subject to a substantial risk of forfeiture, whichever is applicable, over the amount (if any) that was paid for the stock. In lieu of the foregoing, a grantee of restricted stock can make a special election under Section 83(b) of the U.S. Internal Revenue Code to include in gross income, for the taxable year in which the stock is granted, the excess of the fair market value of the stock at the time of grant over the amount (if any) paid for the stock. The Company is entitled to a deduction for the amount included by the grantee in income.

Restricted Stock Units. The grant of a Restricted Stock Unit will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Restricted Stock Unit. At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee. Income tax withholding would be required.

Stock Appreciation Rights. The grant of a Stock Appreciation Right will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Stock Appreciation Right. At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee. Income tax withholding would be required.

Vote Required and Board Recommendation

The proposal to approve the amendments to the 2006 Equity Plan requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends that you vote FOR the Amendment to the 2006 Equity Plan

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2011, 2010 and 2009. The Audit Committee has appointed Moss Adams LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2012.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Corporate Governance/Nominating Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDITORS

Moss Adams LLP, independent registered public accounting firm, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2011. Representatives of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

The report from Moss Adams LLP for the fiscal years ended December 31, 2011, and December 31, 2010, respectively, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the years ended December 31, 2011 and 2010, respectively, Moss Adams LLP did not advise the Company of any of the following matters:

1.	That the internal controls necessary for the Company to develop reliable financial statements did not exist.

2.

That information had come to their attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management.

3.

That there was a need to expand significantly the scope of the audit of the Company, or that information had come to Moss Adam’s attention during the years ended December 31, 2011, and December 31, 2009, that if further investigated: (i) may materially impact the fairness or reliability of either: a previously-issued audit report or underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) may cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements, Moss Adams did not so expand the scope of its audit or conduct such further investigation.

4.

That information had come to their attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

Fees Paid to Independent Accountants

The following tables set forth the aggregate fees charged to the Company by Moss Adams LLP, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2011 and 2010 fiscal years.

Fee Category	Fiscal 2011	% of Total	Fiscal 2010	% of Total
Audit Fees	$193,373	85%	$187,650	78%
Audit-Related Fees	16,500	7%	27,506	11%
Tax Fees	16,757	7%	16,129	7%
All Other Fees	821	1%	9,861	4%
Total Fees	$227,451	100%	$241,146	100%

Audit Fees. The fees billed to the Company by Moss Adams were for professional services rendered in connection with the audit the financial statements and review of internal control over financial reporting, interim financial statements included in the Company’s Form 10-Qs, and services to the Company in connection with statutory or regulatory filings.

Audit-Related Fees. Consists of fees paid to Moss Adams in fiscal year ended 2011 principally due to travel expense.

Tax Fees. Consists of fees billed in fiscal year ended 2011 for tax compliance, tax advice and tax planning.

All Other Fees. Consists of fees billed in fiscal year ended 2011 primarily due to consulting expenses on various topics.

For the fiscal year 2011, the Audit Committee considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are approved by the Corporate Governance/Nominating Committee, in accordance with the policies and procedures set forth in the policy governing “related persons transactions” adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy, and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2011, the Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates which may exceed the threshold amount of $120,000. However, such loans were and will continue to be made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10% of the Company’s common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2011, or written representations from certain reporting persons, the Company believes that with the exception of Mr. Ballin, who inadvertently filed a late Form 5 with respect to a gift of shares made during 2011, all reporting persons made all filings required by Section 16(a) on a timely basis.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INCORPORATION BY REFERENCE

The Report of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 1, 2012, and should contain such information as is required under the Company’s Bylaws. If the date of the 2013 annual meeting is more than 30 days before or after the date of the 2012 annual meeting, the deadline is a reasonable time before we begin to print and send proxy materials. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after December 1, 2012, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Corporate Governance/Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than December 1, 2012. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee, (b) the principal occupation of each proposed nominee, (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made, (d) your name and address, (e) the number of shares of Company stock that you own, and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Copy of Bylaw Provisions

The Bylaws can be accessed on the Company’s website by clicking on the Governance Documents link within the Investor Relations section on the Company’s home page (www.therightbank.com) or by writing the Company’s Corporate Secretary at the Company’s main office for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

•

Read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D. C., 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

•	On the SEC Internet site at www.sec.gov.

•	Accessing the Bank’s website at www.therightbank.com. Additional information, including recent press releases, is also available on the Bank’s website.

REPORTS TO SHAREHOLDERS

A copy of the 2011 Annual Report on Form 10-K is included with this Proxy Statement. Written requests for the Company’s Annual Report or Quarterly Reports or other information requests should be addressed to Michael Reynolds, Executive Vice President and Chief Financial Officer of Pacific Continental Bank, at P.O. Box 10727, Eugene, Oregon 97440-2727.

By Order of the Board of Directors

HAL BROWN Chief Executive Officer

PROXY

PACIFIC CONTINENTAL CORPORATION

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Hal M. Brown and Robert A. Ballin, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Brown and Ballin to represent and to vote, as designated below, all the shares of common stock of Pacific Continental Corporation held of record by the undersigned on March 16, 2012, at the Annual Meeting of Shareholders to be held on April 30, 2012, or any adjournment of such Annual Meeting.

1.	ELECTION OF DIRECTORS.

A.	I vote FOR all nominees listed below (except as marked to the contrary below). ❒

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:

¿	Robert A. Ballin	¿	Hal M. Brown	¿	Michael E. Heijer
¿	Michael S. Holcomb	¿	Michael D. Holzgang	¿	Donald L. Krahmer, Jr
¿	Donald G. Montgomery	¿	John H. Rickman

C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ❒

2.	TO CONSIDER AN ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

FOR	❒	AGAINST	❒	ABSTAIN	❒

3.	TO VOTE ON AN AMENDMENT TO THE AMENDED AND RESTATED 2006 STOCK OPTION AND EQUITY COMPENSATION PLAN.

FOR	❒	AGAINST	❒	ABSTAIN	❒

4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To approve the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year 2012.

FOR	❒	AGAINST	❒	ABSTAIN	❒

5.	WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE, “FOR” PROPOSALS 2, 3 AND 4.

Management knows of no other matters that may properly be, or which are likely to be brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

(Please sign on reverse side)

Signature of Shareholder	Signature of Shareholder

, 2012	, 2012

ALL JOINT OWNERS MUST SIGN

Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by more than one person, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.